Press Release

Contact: Trey Whichard (713) 462-4239

Release: Immediately

BJ SERVICES REPORTS FIRST QUARTER EARNINGS

Houston, Texas. February 1, 2005. BJ Services Company (BJS-NYSE, CBOE, PCX) reported a 23% increase in revenue during the quarter ended December 31, 2004 compared to the same quarter of the prior year. Earnings of $0.58 per diluted share improved 53% versus the prior year's quarter and includes income before taxes of $9 million from the return of misappropriated funds recovered during the quarter.

Financial Results (in millions, except per share amounts)
	3 Months Ended
	12/31/04	9/30/04	12/31/03

Revenue	$737.8	$694.5	$600.8

Net Income	$95.0 (1)	$97.0 (2)	$61.5

Diluted Earnings Per Share	$0.58	$0.59	$0.38

(1) Includes $9.0 million profit before taxes for the recovery of misappropriated funds.

(2) Includes $12.2 million profit before taxes for the reversal of excess liabilities as a result of the comprehensive review performed in the Asia Pacific Region

Sequentially, consolidated revenue for the quarter increased 6%. U.S./Mexico Pressure Pumping Services increased 8%, International Pressure Pumping Services increased 7% and Other Oilfield Services decreased 3%. Compared to prior year's first quarter, consolidated revenue increased 23%, with U.S./Mexico Pressure Pumping Services increasing 32%, International Pressure Pumping Services increasing 11%, and Other Oilfield Services up 22%.

Operating income margins during the quarter were 17.6%, down from 18.3% reported in the previous quarter and up from 15.8% reported in last year's first quarter. Decreased margins in the Other Oilfield Services segment was the primary reason for the decrease in operating income margins on a sequential basis. The improvement year over year was primarily due to favorable margins on activity gains in the U.S. pressure pumping market.

Capital spending was $54.9 million for the quarter. Cash plus short term investments, as of December 31, 2004 was $693.9 million, which exceeded total debt by $188.9 million at December 31, 2004.

U.S./Mexico Pressure Pumping Services

The Company's U.S./Mexico Pressure Pumping Services revenue increased 8% sequentially, primarily as a result of improved pricing and activity gains in the U.S. The combined U.S. and Mexico average drilling rig count increased 1%.

Compared to the first quarter of the prior year, revenue in U.S./Mexico increased 32%, on the strength of a 12% combined average drilling rig count increase for the U.S. and Mexico and better pricing and activity gains in the U.S. market.

International Pressure Pumping Services

International Pressure Pumping Services revenue increased 7% sequentially primarily from a 31% revenue increase in Canada. Drilling rig activity in Canada increased 29% on a sequential basis. International revenue excluding Canada was down 3% sequentially. This is primarily a result of a significant reduction in workscope by the customer who contracted for the Company's stimulation vessel in the North Sea, lower stimulation activity and cold weather delays in Russia, and lower activity in Indonesia and Malaysia. These decreases were offset somewhat by increases in the Middle East region.

Year over year, International Pressure Pumping Services revenue was up 11% led by Canadian revenue improvement of 18%. International revenue excluding Canada was up 7%, primarily from increased activity in Saudi Arabia, India and Argentina. These increases were partially offset by reduced activity for the Company's stimulation vessel in the North Sea.

Other Oilfield Services

Revenue from the Company's Other Oilfield Services (completion fluids, completion tools, process and pipeline services, casing and tubular services and production chemical services) was down 3% sequentially. Process and Pipeline Services revenue was down 7% due to seasonal declines and revenue from Completion Tools was down 22% due to sales mix in the Gulf of Mexico. This was partially offset by increased revenue of 18% in Completion Fluids. Compared to the first quarter of the prior year, revenue for these services increased 22%, with all services showing improvement, except for Completion Tools.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, "The Company's revenue performance was better than our earlier expectations, led by improvements in our North American pumping service business. However, revenue shortfalls from the North Sea stimulation vessel and our other service lines, together with unexpected costs incurred during the quarter negatively affected our margin contribution on the revenue overachievement.

"We continue to remain optimistic that worldwide activity will remain strong. We are forecasting earnings for the March quarter in the range of $0.58 -- 0.61 per diluted share and now expect our 2005 fiscal year earnings to be in the range of $2.30 -- 2.40 per diluted share."

Geographic Highlights

The following table reflects the percentage change in the Company's consolidated revenue by geographic area for the December 2004 quarter compared to the September 2004 quarter (sequential) and December 2003 quarter (year over year). The information presented is based on the Company's combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	6%	33%
Canada	27%	19%
	10%	30%
Latin America (includes Mexico)	-2%	4%
Europe/Africa	-3%	7%
Russia	-15%	19%
Middle East	18%	41%
Asia Pacific	-5%	-2%
	6%	23%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The Company anticipates utilizing non-GAAP financial measures in today's earnings release conference call -- free cash flow and operating income incremental margin. The reconciliation of free cash flow to the most comparable GAAP measure is posted on the Investor's section of our website at www.bjservices.com. The required disclosure for this measure was included in our September 30, 2004 Form 10-K, also posted on our website. Operating income incremental margin is computed by utilizing GAAP numbers. It is calculated by dividing the change in operating income by the change in revenue. Management believes incremental margins provide useful information to investors as a measure of earnings growth. The computation is posted on the Investors section of our website. Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company is scheduled to report first quarter fiscal 2005 earnings on Tuesday, February 1, 2005 and will hold a conference call following the earnings release. The call will take place at 9:00 a.m. Central Time, following the release of earnings scheduled for approximately 8:15 a.m. Central Time.

To participate in the conference call, please call 719/457-2727, 10 minutes prior to the conference call start time and give the conference code number 4550961. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 4550961. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)
	Three Months Ended
	12/31/04	12/31/03
	(In thousands except per share data)
Revenue	$ 737,782	$ 600,799
Operating Expenses:
Cost of sales and services	550,086	457,730
Research and engineering	12,462	10,505
Marketing	21,675	19,297
General and administrative	22,483	17,881
(Gain)/loss on long-lived assets	938	378
Total operating expenses	607,644	505,791
Operating income	130,138	95,008
Interest expense	(3,968)	(4,202)
Interest income	2,963	820
Other income/(expense), net	9,601	(496)
Income before income taxes	138,734	91,130
Income tax expense	43,701	29,617
Net income	$ 95,033	$ 61,513

Earnings Per Share:
Basic	$0.59	$0.39
Diluted	$0.58	$0.38
Weighted Average Shares Outstanding:
Basic	162,433	158,859
Diluted	165,213	161,905
Supplemental Data:
Depreciation and amortization	$ 32,365	$ 30,694
Capital expenditures	54,939	38,121
Debt	505,035	502,163
Segment Data:
U.S./Mexico Pressure Pumping Revenue	375,453	284,442
Operating Income	107,724	66,207
International Pressure Pumping Revenue	246,145	221,209
Operating Income	31,070	25,199
Other Oilfield Services Revenue	116,021	94,907
Operating Income	6,429	12,127
Corporate Revenue	163	241
Operating Loss	(15,085)	(8,525)

This press release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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